EXHIBIT 10                             David B. Siegel
----------                             Senior Vice President and General Counsel
[OBJECT OMITTED]
                                       W. R. Grace & Co.
                                       7500 Grace Drive
                                       Columbia, MD 21044

                                       Phone:  (410) 531-4170


July 5, 2000



Mr. P. J. Norris
Chairman, President & CEO
W. R. Grace & Co.

Dear Paul:

Per our recent discussions, the following is a summary of the employment status, compensation and other arrangements that we agreed to regarding my personal situation in connection with the extension of my Employment Agreement dated June 10, 1999 as related to the relocation of the Company's Headquarters to Columbia, Maryland.

         1. I will remain with the Company in the position of Senior Vice President and General Counsel.

         2. Under this extended arrangement, I will continue to divide my working time approximately 50%/50% between Boca Raton, Florida and Columbia, Maryland, with the intention of remaining with the Company as Senior Vice President and General Counsel provided that the Company or I may give 30 days notice in writing to terminate this Agreement and my employment.

                  If notice by either party is not received by May 31, 2001, we will reach a mutual agreement for me to either stay with the Company or to resign as of June 30, 2001. In either case, however, voluntary termination or resignation at the Company's request before June 30, 2001, I will be eligible for all of the Productivity Effectiveness Program (PEP) separation arrangements including, but not limited to, severance pay, vesting of all pre-May 10, 2000 stock option grants and prorated restricted shares to the extent applicable, etc. Further, in the event we mutually agree to extend my employment with the Company beyond June 30, 2001, I will become an employee at will and not be eligible for the PEP severance arrangement in the event of my voluntary resignation or my resignation at the Company's request.

         3. If I become entitled to receive severance benefits under the Executive Severance Agreement between me and the Company (i.e., the "Golden Parachute"), then I will receive benefits under that Agreement and will not receive the benefits of the PEP separation arrangements. In addition, if I become eligible to receive severance pay under any other program or plan of the Company (other than the PEP separation arrangements), at the time I become entitled to receive benefits under the PEP separation arrangements, then I will not receive benefits under such other program or plan of the Company, and will only receive the benefits of the PEP separation arrangements; except that, if the benefits under such other program or plan are of greater cash value than the benefits of the PEP separation arrangements, I will only receive benefits under such other program or plan and not under the PEP separation arrangements.

         4. In addition, I continue to be ineligible for the PEP relocation features such as, but not limited to, the Boca Raton home sale, home purchase in the Columbia, Maryland area, and miscellaneous allowance or the state income tax lump-sum payment. These features of the relocation program will be available to me if we mutually agree that I will relocate to Columbia after June 30, 2001.

         5. In connection with dividing my working time between Boca Raton and Columbia, the Company will continue to provide the following:

                  o Availability of a furnished, one bedroom/den apartment in Baltimore

                  o        Midsize rental car while on business in Columbia

                  o        Roundtrip coach airfare

                  In recognition of the above, I agree to pay for all of my other individual expenses, including meals (except business meals) while in Columbia.

This letter constitutes all the employment status and compensation arrangements agreed to regarding my personal situation in connection with the relocation of the Company's Headquarters to Columbia, Maryland and supersedes the provisions of our June 10, 1999 Agreement.

Sincerely,





Agreed and Accepted:



----------------------------------
          P. J. Norris


----------------------------------
             Date


cc:            W. B. McGowan
               W. L. Monroe


                                     WLM:sec